Exhibit 19.1

BLUE RIDGE BANKSHARES, INC.

SECURITIES COMPLIANCE POLICY

For the purpose of complying with SEC Rule 10b-5, the Board of Directors, through its approval of this Policy, defines an “insider” as 1) any director of the Company, 2) the President and/or Chief Executive Officer, 3) each officer who directly reports to the President and/or Chief Executive Officer, and 4) any other employee of the Company or any of its subsidiaries so designated by the President and/or Chief Executive Officer. In addition, from time to time, the President and/or Chief Executive Officer may designate other employees as “covered employees” by reason of nonpublic information made available to them in certain circumstances.

It should be noted that direct and indirect beneficial ownership transactions, along with family holdings and other ownership arrangements (e.g. through a limited liability company, a partnership or a corporation), may also qualify for inclusion in the common stock deemed owned by an insider or covered employee and thereby subject to all relevant rules and regulations, including this Policy.

As an insider or covered employee, you have the responsibility not to participate in the market for Company stock while in possession of material, nonpublic information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, nonpublic information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you do buy or sell securities while in possession of material, nonpublic information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

The Company has developed this Policy to briefly explain the applicable securities laws and to set forth the trading guidelines for insiders and covered employees. However, it does not address all possible situations that you may face. In addition, you need to understand your obligations under the securities law regarding the selective disclosure of confidential information to ensure that “fair disclosure” of material, nonpublic information is made in a lawful manner.

Please call the Company’s President and Chief Executive Officer with any questions about these guidelines and procedures.

A.
INSIDER TRADING CONCEPTS

What is “Inside” Information?

Inside information includes anything you become aware of because of your “special relationship” with the Company as an “insider” or “covered employee”, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another company or individual. For example, the information could be about a proposed purchase or sale of the stock of a public company by a customer of a subsidiary of the Company, companies that are current or prospective customers or suppliers to the Company or a subsidiary, or a company with which the Company may be in negotiations regarding a potential transaction (information obtained in conducting due diligence of a potential transaction partner is typically inside information).

What is “Material” Information?

Information is material if a reasonable investor would think that it is important in deciding whether to buy, sell or hold, or if it could affect the market price of, the stock of a company having stock that is publicly traded. Either positive or negative information may be material. If you are unsure whether the information is material, assume it is material.

What is “Nonpublic” Information?

Nonpublic information is information that has not yet been made public by the Company or the relevant customer, supplier or potential combination partner. With respect to the Company, information only becomes public when it makes an official announcement (for example, in a publicly accessible conference call or a press release) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell Company stock or other relevant securities before the public announcement of material information. Even after the information is announced, you must allow the applicable restricted trading period (discussed below) to expire before buying or selling securities of the Company to allow the market to absorb the information. It is usually safe to buy or sell stock after the restricted trading period expires, as long as you do not know of other material information that has not yet been announced.

What is a “Purchase” or a “Sale”?

This Policy prohibits purchases and sales while you are aware of material, nonpublic information. The terms “purchase,” “sell” and “sale” encompass not only traditional purchases and sales but also any arrangement by which those subject to this Policy alter their economic exposure to changes in the price of Company stock or other relevant securities. For example, a “purchase” or “sale” would include a purchase of a standardized put or call option, the writing of put or call options, selling stock short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security.

B.
TRADING GUIDELINES

Prohibition Against Trading While In Possession of Material Non-Public Information Neither an insider nor a covered employee may purchase or sell stock or other securities of the Company, or of any other company, when you are aware of any material, nonpublic information about the Company or that company, no matter how you learned the information. You also must not “tip” or otherwise give material, nonpublic information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker).

Pre-Clearance Policy for Trading While Not in Possession of Material Non-Public Information

Neither an insider nor a covered employee may purchase or sell stock or other securities of the Company, at any time, without prior clearance. Before trading in Company stock you must contact the Company’s Corporate Secretary to inquire if a restricted trading period is not in effect (i.e. the window is “open”) and to obtain pre-clearance of the contemplated trade.

There are certain types of “Permitted Transactions” which do not require pre-clearance, absent a restriction discussed herein.

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acceptance of a stock option, restricted stock award or unit, or other similar award issued or offered under stock incentive or director compensation plans of the Company, including elections to acquire stock options in lieu of other compensation or the cancellation or forfeiture of options to the plans;
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vesting of stock options or shares of restricted stock of the Company and any related stock withholding;
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exercise of stock options issued under a stock incentive plan of the Company in a stock- for-stock exercise, payment of the exercise price in shares of Company stock, and any related stock withholding transactions but not any sale of the Company stock acquired in the option exercise;
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transferring shares of Company stock to an entity that does not involve a change in the beneficial ownership of the shares, such as to an inter vivos trust of which you are the sole beneficiary during your lifetime;
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making payroll contributions to the 401(k) Plan, but not intra-plan transfers involving one of the Company stock funds nor a change in “investment direction” under the 401(k) Plan to increase or decrease your percentage investment contribution allocated to a Company stock fund;
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acquisition or disposition of Company stock in a stock split, stock dividend, or other transaction affecting all stockholders equally; or
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any other transaction designated by the Board of Directors or any Committee thereof, with reference to this Policy, as a Permitted Transaction.

If, upon requesting clearance, you are advised that Company stock may be traded, you may buy or sell the stock within four business days after clearance is granted, but only if you are not otherwise in possession of material, nonpublic information. If for any reason the trade is not completed within four business days, pre-clearance must be obtained again before stock may be traded.

If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. In summary, it is critical that you obtain pre- clearance of any trading to prevent insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an insider or covered person engages in a trade while unaware of a pending major development).

Restricted Trading Periods. Restricted trading periods are periods designated by the Company as times in which you may not trade in Company stock regardless of your actual possession or non-possession of material, nonpublic information. These restricted trading periods are instituted by the Company for a variety of reasons. One such restricted trading period is instituted prior to the Company releasing its quarterly results. Because management seeks to provide the members of the Board with briefing materials well in advance of each Board meeting, this restricted period begins on the earlier of (a) the third (3rd) day and (b) the actual day such briefing materials are received by an insider before the Board meeting occurring in the third month of every calendar quarter (March, June, September and December) and lasts until one full trading day after the Company announces its financial results for that quarter.

C.
BENEFIT PLAN BLACKOUT PERIODS

The Sarbanes-Oxley Act of 2002 and SEC Regulation BTR require public companies to absolutely prohibit all purchases, sales or transfers of securities by insiders during a retirement plan (including, but not limited to, pension plans and 401-K plans) blackout period. A retirement plan blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. The Company has determined to adopt this prohibition even though it is not a public company. You will be contacted when these or other restricted trading periods are instituted from time to time.

D.
UNAUTHORIZED DISCLOSURE OF MATERIAL, NONPUBLIC INFORMATION PROHIBITED

No employees, officers, directors or agents of the Company may disclose material, nonpublic information about the Company or any company with whom the Company deals to anyone outside the Company unless authorized to do so.

Tipping

You can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information. You may be responsible for such trades whether or not you derive any personal benefit from disclosing such information. Third parties could easily misconstrue casual remarks you make in which you recommend a purchase, sale, or hold of the Company’s or other companies’ securities as being based on material, nonpublic information. Consequently, you should exercise caution in making any such recommendations.

Authorization to Disclose Material, Nonpublic Information

The SEC has promulgated Regulation FD which explicitly bans selective disclosure of material, nonpublic information. Generally, Regulation FD provides that when a public company discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of this regulation can result in SEC enforcement actions, potentially resulting in injunctions and severe monetary penalties. The Company has determined to adopt this prohibition even though it is not a public company. Consequently, the Company authorizes only certain employees and agents (such as senior executives and investor relations personnel) to make disclosures of material, nonpublic information. Unless you are authorized to do so by the Company, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. Even in discussions with others who are subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would cause these individuals to be prohibited from trading in Company stock until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to the Company’s employees and agents having a need to know the information in order to serve the Company’s interests.

Non-Disclosure Agreements

Employees, officers, directors or agents of the Company or its subsidiaries who are involved in transactions or other negotiations with third parties that require the disclosure of material, nonpublic information concerning the Company to such third parties should have those third parties sign a non-disclosure agreement which requires that (1) the recipient of the information will not disclose the information to others and (2) the recipient may not trade on such information until the information has been publicly disclosed. Such agreements should be reviewed by the Company’s legal counsel.

E.
DISCLOSURE OF MATERIAL CORPORATE CLIENTS

The Company will make public disclosure of the corporate events that may be material to the Company and its stock. Insiders and covered persons with knowledge of these events would be considered to be in possession of material, nonpublic information unless or until such information is made public. The following is a list of examples of material corporate events (this list is not inclusive and additional events may be deemed material by the Company):

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quarterly or annual financial results;
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estimates of future earnings or losses;
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events that could result in restating financial information;
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a proposed merger;
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a proposed acquisition or sale of significant assets;
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changes in top management;
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beginning or settling a major lawsuit;
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changes in dividend policies;
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declaring a stock split;
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a stock or other securities offering;
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a repurchase of shares by the Company;
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the gain or loss of a significant customer;
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entry or termination of a material definitive agreement;
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creation of a direct financial obligation or an obligation under an off-balance sheet arrangement of the Company;
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triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangements;
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costs associated with exit or disposal activities;
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material impairments of assets;
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material modifications to rights of security holders;
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changes in the Company’s independent auditor;
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non-reliance on previously issued financial statements or a related audit report or completed interim review;
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changes in control of the Company;
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amendments to the articles of incorporation or bylaws of the Company; or
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other events the Company considers to be material.

F.
REPORTING OF VIOLATIONS

Any individual who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual, must report the violation immediately to the Chair of the Audit Committee of the Company’s Board. Upon learning of any such violation, the Audit Committee, in consultation with the Company’s legal counsel and other parties as the Audit Committee deems appropriate, will determine whether the Company should (1) release any material nonpublic information or (2) report the violation to the SEC or other appropriate governmental authority.